Exhibit 23.2

Deloitte●	Deloitte & Touche LLP 420 20th Street North Suite 2400 Birmingham, AL 35205 USA Tel: +1 205 321 6000 Fax: +1 205 322 2828 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 27, 2014, relating to the financial statements and financial statement schedule of Alabama Power Company appearing in the Annual Report on Form 10-K of Alabama Power Company for the year ended December 31, 2013, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/Deloitte & Touche LLP

Birmingham, Alabama
February 28, 2014